Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
June 5, 2008		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Michael Boyd
Nordstrom, Inc.
(206) 373-3038
NORDSTROM REPORTS MAY SALES
     SEATTLE (June 5, 2008)–-Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $716 million for the four-week period ended May 31, 2008, an increase of 12.2 percent compared to sales of $638 million for the four-week period ended June 2, 2007. Same-store sales increased 10.9 percent which was positively impacted by the earlier start date of the Half-Yearly Sale for Women and Kids.
     The company expected May same-store sales to be 8 to 12 percent, or 1500 to 1700 basis points above the quarterly plan of -5 to -7 percent. June same-store sales are expected to be -18 to -22 percent, or 1300 to 1500 basis points below the quarterly plan. Combining the results of May and June will provide a more comparable view of the company’s results versus last year. July sales are anticipated to be consistent with the second quarter plan.
     Preliminary year-to-date sales of $2.59 billion were approximately flat compared to sales for the same period in 2007. Year-to-date same-store sales decreased 2.2 percent.
Sales Recording
     To hear Nordstrom’s pre-recorded May sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
MAY SALES RESULTS

(unaudited; $ in millions)	Total Sales			Same-store Sales[2]
	Fiscal	Fiscal	Percent		Full-line	Rack
	2008	2007[1]	Increase	Total	Stores	Stores
May	$716	$638	12.2%	10.9%	10.7%	7.1%

Year-to-date	$2,595	$2,592	0.1%	(2.2%)	(4.1%)	5.2%

Number of stores
Full-line	105	98
Rack and other	54	53
Façonnable boutiques[3]	—	41

Total	159	192

Gross square footage	21,139,000	20,174,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international and domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On October 31, 2007, the company completed the sale of Façonnable.

Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

June Sales Release	Thurs., July 10, 2008
July Sales Release	Thurs., August 7, 2008
Second Quarter Earnings Release	Thurs., August 14, 2008
August Sales Release	Thurs., September 4, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 159 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 105 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including same store sales rates and expected July sales. The company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008, contain factors that could affect the company’s financial results and cause actual results to differ materially from any forward-looking information the company may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
###